Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 3 to Registration Statement No. 333-193747 of our report dated January 10, 2014 relating to the combined financial statements of Diamond S Shipping III LLC and subsidiaries and Diamond S Management LLC for the fiscal years ended March 31, 2013 and 2012 appearing in the Prospectus, which is part of this Registration Statement and to the reference to us under the heading “Experts” in such Prospectus.

/s/ Deloitte & Touche LLP

New York, New York

March 6, 2014